Exhibit 10.3

Central Pacific Financial Corp.

Restricted Stock Unit Grant Agreement

This Restricted Stock Unit Grant Agreement (“Agreement”) is effective as of the “Date of Grant” stated in the accompanying Notice of Restricted Stock Unit Grant (“Notice”), between Central Pacific Financial Corp., a Hawaii corporation, (“Company”) with its registered office at 220 South King Street, Honolulu, Hawaii 96813 and the Participant stated in the Notice (the “Participant”), who is an employee of the Company or one of its Subsidiaries.

1.               Grant of Restricted Stock Units.

(a)          Amount.  The Company hereby grants to the Participant the number of restricted stock units (“Restricted Stock Units”) of the Company’s common stock stated in the Notice, where each Restricted Stock Unit represents an unfunded and unsecured right to receive one share of common stock of the Company (“Share”).  This grant is subject to the terms and conditions of this Agreement and the applicable terms and conditions of the Central Pacific Financial Corp. 2004 Stock Compensation Plan (“Plan”).  Capitalized terms not otherwise defined in this Agreement shall have meaning ascribed to such terms in the Plan.

(b)                 Vesting.  The Restricted Stock Unit shall vest and become exercisable on the earlier of (a) pursuant to the “Vesting Date” and/or “Vesting Schedule” set forth in the Notice or (b) as provided under section 4 below.

 (c)       Settlement.  Except as provided below, within 30 days following each Vesting Date, the portion of the Restricted Stock Units that vested on a particular Vesting Date shall be settled by the Company by delivering one Share to the Participant for each Restricted Unit vested.

2.               Restrictions during Restriction Period.

(a)          Service Restriction.  The Restricted Stock Units shall be forfeited and transferred to the Company upon the Participant’s termination of employment with the Company and its Subsidiaries, for any reason prior to the “Vesting Dates” stated in the Notice.  In the event a Participant’s status changes among the positions of Employee, Director and Independent Contractor, any such change in status shall not constitute a “termination of employment” for purposes of earning, vesting, forfeiture or otherwise.

(b)         Transfer Restriction.  None of the Restricted Stock Units may be sold, assigned, pledged, or otherwise transferred, voluntarily or involuntarily, by the Participant during the Restriction Period.

(c)          Restriction Period.  For purposes of this grant, the term “Restriction Period” means the later of (i) with respect to all of the Restricted Stock Units, the period commencing on the Date of Grant and ending on the “Vesting Dates” stated in the Notice.

(d)         Lapse of Restrictions.  The restrictions set forth in Sections 2.a. and 2.b. above shall lapse and no longer apply upon the expiration of the Restriction Period.  Notwithstanding anything to the contrary in the Plan or in any other agreement between the Participant and the Company, there shall be no acceleration of the expiration of the Restriction Period; provided, however, the Company shall have the discretion to accelerate the lapse of such restrictions upon a Change in Control if such acceleration will not cause the Company not to be able to use its net operating loss carryovers under Section 382 of the Code.

3.                       Issuance of Shares; Registration; Withholding Taxes.  The Company may postpone the issuance or delivery of the Shares underlying the Restricted Stock Units until: (a) the completion of registration or other qualification of such shares or transaction under any state or federal law, rule, or regulation, or any listing on any securities exchange, as the Company shall determine to be necessary or desirable; (b) the receipt by the Company of such written representations or other documentation as the Company deems necessary to establish compliance with all applicable laws, rules, and regulations, including applicable federal and state securities laws and listing requirements, if any; and (c) the satisfaction of any amount necessary to satisfy any federal, state, or other governmental tax withholding requirements relating to the issuance of the Shares.  The Participant shall comply with any and all legal requirements relating to the Participant’s resale or other disposition of any Shares acquired under this Agreement.  The Company shall have the right to withhold with respect to the payment of any Share any taxes required to be withheld because of such payment, including the withholding of Shares otherwise payable due to the lapse of the restrictions.  The Participant shall comply with any and all legal requirements relating to the Participant’s resale or other disposition of any Shares acquired under this Agreement.

4.                       Change in Control.  In the event that within eighteen (18) months following a Change of Control (as defined in Section 4(b)), the Company or its successor causes to occur an involuntary termination of Participant without Cause (as defined in Section 4(a)) or in the event that Participant resigns from the Company with Good Reason (as defined in Section 4(c)), any unvested Restricted Stock Units awarded under this Agreement that are only subject to Time-Based Vesting on the Change of Control date shall become immediately vested (“Accelerated Vesting”) in full.  For avoidance of doubt, unvested Restricted Stock Units that are subject to Performance-Based Vesting goals on the Change of Control date shall not be subject to the Accelerated Vesting provided under this Section 4.

(a)                  “Cause” shall mean the occurrence of any of the following: (i) indictment for, formal admission to (including a plea of Participant’s guilty or nolo contendere to), or conviction of a felony, or any criminal offence involving Participant’s moral turpitude; or (ii) gross negligence or willful misconduct by Participant in the performance of Participant’s material duties which is likely to materially damage the Company’s financial position.

(b)                 “Change in Control” shall mean (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the 1934 Securities Exchange Act) or group becomes the “beneficial owner” (as defined in Rule 13d-3 of the 1934 Securities Exchange Act) or has the right to acquire beneficial ownership, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) the consummation of the sale, lease or other disposition by the Company of all or substantially all of the Company’s assets (including any equity interests in subsidiaries); or (iii) the consummation of a merger, consolidation, business combination, scheme of arrangement, share exchange or similar transaction involving the Company and any other corporation (“Business Combination”), other than (x) a Business Combination which results in both (A) the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least forty-five (45%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such Business Combination and (B) the incumbent members of the Board immediately prior to the Business Combination continuing to represent not less than two thirds (2/3) of the members of the board of directors of the surviving entity or its parent, or (y) a Business Combination which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such Business Combination; or (iii) any combination of the foregoing.

(c)                  “Good Reason” shall mean the occurrence of any of the following: (i) a material breach of this Agreement by the Company; (ii) a material reduction in Participant’s base compensation, (iii) a material reduction in Participant’s duties and/or responsibilities, or the assignment to Participant of substantial duties inconsistent with Participant’s position; or (iv) a requirement by the Company, without Participant’s consent, that Participant relocate to a location greater than thirty-five (35) miles from Participant’s place of residence.

5.                       Nonassignability.  The Restricted Stock Units may not be sold, assigned, pledged, or transferred by the Participant.  Further, the Restricted Stock Units are not subject to attachment, execution, or other similar process.  In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of the Restricted Stock Units, or the levy of any attachment, execution, or other similar process of the Restricted Stock Units, the Committee may terminate the Restricted Stock Units by notice to the Participant.

6.                       Share Adjustments.  The number of Restricted Stock Units shall be adjusted proportionately for any increase or decrease in the number of issued shares of common stock of the Company by reason of a reorganization, merger, recapitalization, reclassification, stock split, stock dividend, or other like change in the capital structure of the Company.  The adjustment required shall be made by the Compensation Committee of the Board of Directors (the “Committee”), whose determination shall be conclusive.

7.                       Shareholder Rights.  Neither the Participant nor any other person shall be, or have any of the rights and privileges of, a shareholder of the Company with respect to the Restricted Stock Units and, accordingly, the Restricted Stock Units carry neither voting rights nor rights to actual or accrued cash dividends.  The Restricted Stock Units are mere bookkeeping entries that represent the Company’s unfunded and unsecured obligation to issue Shares on a future date following satisfaction of the applicable service condition.  The Participant shall have no rights other than the rights of a general creditor of the Company.

8.                       Participant Bound by Plan.  The Participant hereby acknowledges receipt of a copy of the Plan and acknowledges that the Participant shall be bound by its terms, regardless of whether such terms have been set forth in this Agreement.  If there is any inconsistency between the terms of the Plan and the terms of this Agreement, the Participant shall be bound by the terms of the Plan.

9.                       Amendment.  This Agreement may be amended by the Committee at any time based on its determination that the amendment is necessary or advisable in light of any addition to, or change in, the Code or regulations issued thereunder, or any federal or state securities law or other law or regulation, or the Plan, or based on any discretionary authority of the Committee under the Plan.  However, unless necessary or advisable due to a change in law, any amendment to this Agreement which has a material adverse effect on the interest of the Participant under this Agreement shall be effective only with the consent of the Participant. Notwithstanding the foregoing, the Company reserves the right to make any changes and amendments to this Agreement or to withhold or recover the grants and/or compensation hereunder (on either a retroactive or prospective basis and whether or not earned/accrued or yet to be earned/accrued) as necessary or required to comply with all applicable laws, regulations and restrictions.

10.                 No Advice, Warranties, or Representations.  The Company is not providing the Participant with advice, warranties, or representations regarding any of the legal or tax effects to the Participant with respect to the Restricted Stock Units or Unrestricted Stock Units.  The Participant is encouraged to seek legal and tax advice from the Participant’s own legal and tax advisers.

11.                 Continued Service.  Neither the Plan nor the grant of Restricted Stock Units confers upon the Participant the right to continue as an employee of the Company or any of its Subsidiaries.  Subject to other applicable agreements with the Participant, the Company or a Subsidiary may discharge the Participant from employment at any time.

12.                 Code Section 409A.  This grant of Restricted Stock Units is intended to be exempt from Section 409A of the Code, and this Agreement is intended to, and shall be interpreted, administered and construed consistent therewith.  The Committee shall have full authority to give effect to the intent of this Section 12.

13.                 Miscellaneous.  This Agreement and the Plan set forth the final and entire agreement between the parties with respect to the subject matter hereof, which shall be governed by and construed in accordance with the laws of the State of Hawaii applicable to contracts made and to be performed in Hawaii.  This Agreement shall bind and benefit the Participant, the heirs, distributees, and personal representative of the Participant, and the Company and its successors and assigns.

BY ACCEPTING THIS AGREEMENT AND THe GRANT of Restricted Stock Units pursuant to this agreement, the participant AGREES TO ALL THE TERMS AND CONDITIONS DESCRIBED IN THIS agreement and IN THE PLAN.